Associated Banc-Corp

News Release

CONTACTS:

Investors:

Joe Selner, Chief Financial Officer

920-491-7120

Media:

Cindy Moon-Mogush, Corporate Communications

920-431-8034

Associated Banc-Corp Announces 31-Cent Dividend,
CEO Outlines Company Progress at Annual Shareholders’ Meeting

GREEN BAY, Wis. – April 25, 2007 – Associated Banc-Corp (NASDAQ: ASBC) Chairman and CEO Paul S. Beideman announced a 7 percent increase in the company’s regular quarterly cash dividend to 31 cents per share, from 29 cents, at today’s annual meeting of shareholders.

Shareholders of record on May 7, 2007, will receive the dividend on May 15, 2007. This makes 2007 the 37th consecutive year of dividend increases for Associated and the company’s 149th consecutive quarterly cash dividend.

At the annual meeting, Beideman commented on the company’s progress in implementing its strategic priorities. “2006 was characterized by a challenging economic environment for the banking industry,” Beideman said. “However, Associated continued to make significant progress in building upon our vision to be the preferred provider of financial services for businesses and individuals in the communities we serve.”

Also at today’s shareholders’ meeting held at the KI Convention Center in Green Bay:

• Shareholders re-elected directors Beideman, Robert Gallagher and John Meng to a one-year term on the board.

• Elected new directors Eileen Kamerick and Dr. Carlos Santiago to a one-year term on the board of directors. Kamerick serves as executive vice president, CFO and chief administrative officer of Heidrick & Struggles International Inc., an executive search and leadership consulting firm, while Dr. Santiago is the chancellor of the University of Wisconsin-Milwaukee.

• Affirmed the independent registered public accounting firm of KPMG LLP as Associated’s outside auditor.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $21 billion. Associated has more than 300 banking offices serving more than 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.

Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.

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